Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

  An annual meeting of shareholders of Voya Prime Rate Trust was held on July 6, 2017 to: 1) elect 12 nominees to the Board of Trustees of Voya Prime Rate Trust.
	Proposal	Shares Voted For	Shares Voted Against or Withheld	Shares Abstained	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	1	123,461,135.668	3,717,414.609	0.000	0.000	127,178,550.277
John V. Boyer	1	121,736,475.805	5,442,074.472	0.000	0.000	127,178,550.277
Patricia W. Chadwick	1	123,411,236.668	3,767,313.609	0.000	0.000	127,178,550.277
Peter S. Drotch	1	121,550,460.950	5,628,089.327	0.000	0.000	127,178,550.277
Martin J. Gavin	1	123,456,156.087	3,722,394.190	0.000	0.000	127,178,550.277
Russell H. Jones	1	123,184,428.087	3,994,122.190	0.000	0.000	127,178,550.277
Patrick W. Kenny	1	76,210,990.157	50,967,560.120	0.000	0.000	127,178,550.277
Joseph E. Obermeyer	1	123,390,160.087	3,788,390.190	0.000	0.000	127,178,550.277
Sheryl K. Pressler	1	123,392,990.668	3,785,559.609	0.000	0.000	127,178,550.277
Christopher P. Sullivan	1	123,452,579.884	3,725,970.393	0.000	0.000	127,178,550.277
Roger B. Vincent	1	121,672,978.157	5,505,572.120	0.000	0.000	127,178,550.277

Proposal passed.